EXHIBIT 99

EMC Insurance Group Inc. Increases
Quarterly Cash Dividend

DES MOINES, Iowa (November 5, 2014) - EMC Insurance Group Inc. (NASDAQ OMX/GS:EMCI) (the “Company”) today announced that its board of directors declared a quarterly cash dividend of $0.25 per share of common stock payable November 25, 2014 to shareholders of record as of November 18, 2014. The $0.25 per share quarterly dividend represents an 8.7 percent increase over the previous quarterly dividend of $0.23 per share. “The Company has paid a dividend quarterly since it became a publicly held company in February 1982, and we remain committed to providing an attractive return to shareholders,” stated President and Chief Executive Officer Bruce G. Kelley. “The dividend increase demonstrates the confidence management and our board have in our financial condition and long-term outlook.”

About EMCI
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the NASDAQ OMX Stock Market under the symbol EMCI. Additional information regarding EMC Insurance Group Inc. may be found at www.emcins.com/ir. EMCI’s parent company is Employers Mutual Casualty Company (EMCC). EMCI and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.